EXHIBIT 99.1

COMPANY CONTACT:	INVESTOR CONTACTS:
Mark Fischer-Colbrie	Jody Cain (jcain@lhai.com)
Chief Financial Officer	Bruce Voss (bvoss@lhai.com)
Adeza Biomedical Corporation	Lippert/Heilshorn & Associates, Inc.
(408) 745-0975 ext 520	(310) 691-7100
ir@adeza.com
ADEZA ANNOUNCES 2006 SECOND QUARTER FINANCIAL RESULTS
Achieves 16th Consecutive Quarter of Profitability on Record Product Sales
Company Affirms 2006 Revenue Guidance
Conference Call to Begin at 4:30 p.m. Eastern Time Today
SUNNYVALE, Calif. (August 3, 2006) — Adeza (NASDAQ: ADZA) today announced financial results for the second quarter ended June 30, 2006.
Adeza reported record product sales of $13.0 million for the second quarter of 2006, an increase of 23% from product sales of $10.6 million for the second quarter of 2005. This increase was due to higher sales volume of FullTerm™, The Fetal Fibronectin Test.
Net income for the second quarter of 2006 was $537,000, or diluted earnings per share of $0.03, which included charges of $931,000 for stock-based compensation expense. Net income for the second quarter of 2005 was $1.8 million, or diluted earnings per share of $0.10, which included no stock-based compensation expense related to SFAS 123R and a 5% tax rate.
Gross profit for the second quarter of 2006 was $11.1 million, or 85.4%, and included stock-based compensation expense of $48,000. This compares with gross profit of $9.2 million, or 86.6%, for the second quarter of 2005.
Sales and marketing expenses for the second quarter of 2006 were $7.4 million, including stock-based compensation expense of $457,000, compared with $4.8 million for the same quarter in 2005. This increase reflects expansion of the company’s direct sales force and marketing programs. General and administrative expenses for the second quarter of 2006 were $2.2 million, including stock-based compensation expense of $352,000, compared with $1.9 million in the comparable quarter of the prior year. Research and development expenses were $1.6 million for the second quarter of 2006, including stock-based compensation expense of $75,000, compared with $1.2 million in the same quarter of the prior year. This increase was mainly due to product development efforts, including costs related to Gestiva™, Adeza’s drug candidate for the prevention of preterm birth in women with a history of preterm delivery.
Product sales for the first half of 2006 totaled $23.8 million, an increase of 18% from $20.2 million for the first half of 2005. For the six months ended June 30, 2006 Adeza reported net income of $543,000, or diluted earnings per share of $0.03, which included $1.8 million for stock-based compensation expense due to the adoption of SFAS 123R. This compares with net income of $3.3 million, or diluted earnings per share of $0.18, for the six months ended June 30, 2005, which included no employee stock-based compensation expense related to SFAS 123R and a 5% tax rate.
As of June 30, 2006 Adeza had cash and cash equivalents of $93.4 million, an increase of $2.8 million from $90.5 million of cash and cash equivalents as of March 31, 2006 and an increase of $3.6 million since December 31, 2005. Stockholders’ equity was $100.2 million and working capital was $99.5 million as of June 30, 2006.

“We see significant opportunity for growth in the ‘signs-and-symptoms’ market, while continuing marketing programs aimed at expanding FullTerm, The Fetal Fibronectin Test to women who are at risk for preterm birth,” said Emory V. Anderson, president and chief executive officer.
“We are pleased with the regulatory progress of Gestiva, our drug candidate for the prevention of preterm birth in women with a history of preterm delivery,” he continued. “Since announcing the submission of the Gestiva New Drug Application (NDA) in early May, the U.S. Food and Drug Administration (FDA) has accepted the NDA filing and assigned a date of August 29 for an advisory committee meeting. The FDA has also granted the NDA Priority Review designation, setting a goal to complete its review or otherwise respond to the Gestiva NDA by October 20. If approved, Gestiva will have a favorable impact on our 2007 product sales.”
2006 Financial Guidance
Adeza today affirmed guidance for 2006 revenue to be in the range of $54 million to $57 million. It also affirmed that gross margin for 2006 is expected to exceed 80%, and has revised the full-year tax rate to a range of 48% to 52%, which is higher than the statutory tax rate primarily as a result of accounting for stock-based compensation expense under SFAS 123R.
Conference Call
Adeza’s management will host an investment-community conference call today beginning at 4:30 p.m. Eastern time (1:30 p.m. Pacific time) to discuss these results and to answer questions.
Individuals interested in participating in the conference call may do so by dialing (888) 463-4383 for domestic callers, or (706) 634-5615 for international callers. A telephone replay will be available for 48 hours following the conclusion of the call by dialing (800) 642-1687 for domestic callers, or (706) 645-9291 for international callers, and entering reservation code 3584280.
The live call also will be available via the Internet on the Investor Relations section of the company’s Web site at www.adeza.com. A webcast replay of the call will be available following the conclusion of the call.
About Adeza
Adeza designs, manufactures and markets innovative products for women’s health. Adeza’s initial focus is on reproductive healthcare using its proprietary technologies to predict preterm birth and assess infertility. Adeza’s principal product is a patented diagnostic test, FullTerm, The Fetal Fibronectin Test, which utilizes a single-use, disposable cassette and is analyzed on Adeza’s patented TLiIQ® System. This product is approved by the U.S. Food and Drug Administration (FDA) for use in assessing the risk of preterm birth. Adeza also markets and sells the E-tegrity® Test, an infertility-related test to assess receptivity of the uterus to embryo implantation in women with unexplained infertility. In May 2006, Adeza announced the submission of its New Drug Application (NDA) to the FDA for Gestiva, a long-acting form of a naturally occurring progesterone to prevent preterm birth in women with a history of preterm delivery. Adeza’s NDA submission includes data from a clinical study conducted by the National Institutes of Health. In June 2006, the NDA for Gestiva was granted Priority Review status. More information is available at www.adeza.com.
Adeza cautions you that statements included in this press release that are not a description of historical facts are forward-looking statements, including for example, projections about Adeza’s anticipated expenses and financial performance and statements related to Gestiva’s regulatory status and medical potential. The inclusion of forward-looking statements should not be regarded as a representation by Adeza that any of its plans will be achieved. Actual results may differ materially from those set forth in this release due to the risks and uncertainties inherent in Adeza’s business including, without limitation, risks related to the anticipated regulatory or commercial path for its product candidates. Further information about these and other risks is included Adeza’s Annual Report on Form 10-K and other periodic and current reports filed by Adeza with the Securities Exchange Commission, which are available from the SEC’s Web site (www.sec.gov), and also available on the Investor Relations section of Adeza’s Web site. All forward-looking statements are qualified in their entirety by this cautionary statement and Adeza undertakes no obligation to revise or update this news release to reflect events or circumstances after the date hereof.
[Tables to follow]

ADEZA BIOMEDICAL CORPORATION
CONDENSED STATEMENTS OF INCOME
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2006	2005	2006	2005

Product sales	$13,029	$10,634	$23,822	$20,244
Cost of product sales	1,907	1,429	3,662	2,856

Gross profit	11,122	9,205	20,160	17,388

Operating costs and expenses:
Sales and marketing	7,416	4,787	13,461	9,512
General and administrative	2,160	1,867	4,462	3,404
Research and development	1,600	1,213	3,273	2,077

Total operating costs and expenses	11,176	7,867	21,196	14,993

Income (loss) from operations	(54)	1,338	(1,036)	2,395
Interest income	1,128	593	2,122	1,073

Income before provision for income taxes	1,074	1,931	1,086	3,468
Provision for income taxes	537	102	543	183

Net income	$537	$1,829	$543	$3,285

Net income per share:
Basic	$0.03	$0.11	$0.03	$0.20

Diluted	$0.03	$0.10	$0.03	$0.18

Shares used to compute net income per share:
Basic	17,467	16,755	17,442	16,707

Diluted	18,128	17,697	18,187	17,762

ADEZA BIOMEDICAL CORPORATION
CONDENSED BALANCE SHEETS
(In thousands, except par value)

	June 30,	December 31,
	2006	2005
	(Unaudited)	(1)
ASSETS
Current assets:
Cash and cash equivalents	$93,357	$89,722
Accounts receivable, net	9,173	9,182
Inventories	965	849
Prepaid expenses and other current assets	504	292
Current deferred tax asset	4,929	4,929

Total current assets	108,928	104,974

Property and equipment, net	419	348
Noncurrent deferred tax asset	193	193
Intangible assets, net	104	128

Total assets	$109,644	$105,643

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$2,287	$1,994
Accrued compensation	2,588	2,216
Accrued royalties	1,411	1,427
Other accrued liabilities	1,813	1,246
Taxes payable	1,284	1,322
Deferred revenue	32	33

Total current liabilities	9,415	8,238

Stockholders’ equity:
Common stock, $0.001 par value; 100,000 shares authorized; 17,482 and 17,376 shares issued and outstanding at June 30, 2006 and December 31, 2005, respectively	17	17
Additional paid-in capital	132,096	132,432
Deferred compensation	—	(2,604)
Accumulated other comprehensive income	13	—
Accumulated deficit	(31,897)	(32,440)

Total stockholders’ equity	100,229	97,405

Total liabilities and stockholders’ equity	$109,644	$105,643

(1)	-	Derived from the December 31, 2005 audited financial statements included in the Annual Report on Form 10-K of Adeza Biomedical Corporation for 2005.
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